EXHIBIT 10.19

CONFIDENTIAL PROVISIONS REDACTED

Supply Agreement

for Licensed Product

Between

SciClone Pharmaceuticals, Inc.

901 Mariners Island Blvd.

Suite 205

San Mateo, California 94404

United States of America

(hereinafter referred to as “SciClone”)

And

RESprotect GmbH

Fiedlerstrasse 34

01307 Dresden

Germany

(hereinafter referred to as “RESprotect”)

CONFIDENTIAL TREATMENT

PREAMBLE

1.	RESprotect possesses certain intellectual property rights related to RP101 ((E)-5-(2-bromovinyl-)2’-deoxyuridine—also known as BVDU).

2.	Resistys Inc. (“Resistys”) and RESprotect entered into a license agreement dated as of September 13, 2004 (hereinafter the “2004 License Agreement”) whereby Resistys obtained a license from RESprotect to, among other things, the use of the active pharmaceutical ingredient (“API”) RP101 ((E)-5-(2-bromovinyl-)2’-deoxyuridine—also known as BVDU), salts of BVDU or a prodrug of BVDU (if developed by RESprotect) under the RESprotect Patent Rights (as further defined in the License Agreement), (hereinafter “Licensed Product”), for the purpose of developing and obtaining certain regulatory approval for the Licensed Product in finished form (“Licensed Finished Product”).

3.	Resistys and RESprotect entered into a Supply Agreement for Clinical Trial Material dated September 13, 2004 (hereinafter the “2004 Supply Agreement”).

4.	Pursuant to a non-binding Term Sheet, effective March 15, 2007, RESprotect, Resistys, Avantogen Limited (“Avantogen”), Avantogen Oncology Inc. (“AOI”) and SciClone, agreed, among other things, to complete certain definitive agreements, including an assignment by Resistys and Avantogen to SciClone of the 2004 License Agreement and an assignment by Resistys to SciClone of the 2004 Supply Agreement.

5.	On the Effective Date, Resistys and Avantogen assigned the 2004 License Agreement to SciClone and Resistys assigned the 2004 Supply Agreement to SciClone, with the consent of RESprotect.

6.	On the Effective Date, RESprotect and SciClone, entered into an Amended and Restated License Agreement (the “2007 License Agreement”) setting forth amendments to certain terms and conditions of the 2004 License Agreement.

7.	On the Effective Date, SciClone will pay to RESprotect US $365,474 in consideration for [****], currently in inventory, pursuant to the [****] Invoice No. 12688 (which corresponds to RESprotect invoices designated 07/2006 and 08/2006).

8.	Under Article 6 of the 2007 License Agreement RESprotect agrees to manufacture and supply the quantities of Licensed Product as required for conducting clinical trials (“Clinical Trials”) in order to obtain regulatory approval for the Licensed Product and the quantities of Licensed Product required for commercial purposes following regulatory approval. These supplies are the subject-matter of this Agreement.

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9.	For the sake of clarification, the Licensed Product for Phase II Clinical Trials will be supplied in filled, finished [****] and all other supplies of Licensed Product for Clinical Trials as well as Licensed Product for commercial purposes will be supplied as the untableted API. RESprotect and SciClone may choose to use the same tablet manufacturer to benefit from economies of scale.

10.	For the sake of further clarification, the terms of this Agreement independently cover: (1) the supply of the Licensed Product for Clinical Trial purposes; and (2) commercial purposes, after approval of the Licensed Product by the FDA.

11.	In consideration of the premises and the mutual covenants and agreements contained herein, SciClone and RESprotect agree as follows, whereby in the following, capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the 2007 License Agreement.

ARTICLE I

SUBJECT MATTER – MANUFACTURE AND SUPPLY OF LICENSED PRODUCT;

PAYMENT FOR PAST SUPPLY

Section 1.1 Pursuant to the terms and conditions of this Agreement, SciClone shall purchase the Licensed Product that it has ordered from RESprotect, and RESprotect shall be obligated to manufacture or have manufactured, sell and deliver such quantities of Licensed Product as ordered by SciClone and confirmed by RESprotect as needed for Clinical Trials until acceptance by the FDA of the first NDA or abbreviated NDA for registration of the Licensed Finished Product for any indication and SciClone shall purchase the Licensed Product that it has ordered from RESprotect for commercial purposes, all as detailed herein. Other than the material needed for Phase II Clinical Trials which will be supplied in [****], the Licensed Product will be provided as the API prior to tableting.

Section 1.2 SciClone represents and warrants that it shall not use the Licensed Product for any other purposes or uses other than those set forth in the 2007 License Agreement and this Agreement.

Section 1.3 SciClone undertakes that it shall purchase the entire amount of the Licensed Product required for conducting Clinical Trials and commercial purposes from RESprotect, subject to the terms and conditions provided herein.

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Section 1.4 The details of supplies, including prices for Licensed Product for Clinical Trials are set forth below. The details of supplies, including prices for Licensed Product for commercial purposes shall be agreed upon between the Parties as soon as commercially practicable after the completion of the scale-up batches as mentioned in Article 2 and in the Scale-Up Plan, unless agreed otherwise.

Section 1.5 Effective with this Agreement, SciClone will pay to RESprotect US $365,474 in consideration for [****], currently in inventory, pursuant to the [****] Invoice No. 12688 (which corresponds to RESprotect invoices designated 07/2006 and 08/2006). The payment shall be made within 30 days from the effective date of this Agreement. Furthermore, effective with this Agreement SciClone shall pay to Resistys Inc. for payment to RESprotect the amount of US$49,761.00 outstanding under invoices of RESprotect 12/2006, 1/2007 and 2/2007.

Article II

SCALE-UP

Section 2.1 Scale-Up for Supply of Licensed Product

a. Scale-Up Process. SciClone will purchase from RESprotect the Licensed Product which it requires for the manufacture of Licensed Finished Product prior to and after FDA approval of Licensed Finished Product. RESprotect has subcontracted with, among others, [****] to manufacture the Licensed Product. SciClone and RESprotect acknowledge that the manufacture of the Licensed Product by RESprotect will require a scale-up period of approximately [****] and the expenditure of considerable funds. SciClone and RESprotect agree to share [****] when such scale-up costs are incurred. The expected scale-up costs are set forth in Appendix 1. RESprotect agrees to provide SciClone with specific manufacturing information and documents including certificates of analyses, batch records and all other documents as required for FDA filings, within thirty (30) days following a request for such specific manufacturing information by SciClone, unless RESprotect is prevented from such provision by reason of a conflicting existing provision with a contract manufacturer of RESprotect. The details of the scale-up will be set forth in a plan (“Scale-Up Plan”) which shall be determined by good faith agreement between RESprotect and SciClone. RESprotect and SciClone agree to cooperate in good faith to obtain detailed information regarding the manufacturing process and scale-up efforts by Third Party contractors of RESprotect.

b. Scale-Up Efforts. The parties further acknowledge that RESprotect’s lack of diligence in timely accomplishing the scale-up in preparation for a Clinical Trial will diminish the value of this Agreement to SciClone and RESprotect. Accordingly, RESprotect shall at all times put forth good faith commercially reasonable efforts in connection with accomplishing the

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scale-up of Licensed Product for Clinical Trials in accordance with the Scale-Up Plan; provided, however, that the parties understand and agree that the timeline and estimated expenditures may from time to time be subject to reasonable adjustment by RESprotect in response to extenuating circumstances not in the complete control of RESprotect. Any deviation or delay in the scale-up process under the Scale-Up Plan shall require consideration by the Development Committee as set forth in the 2007 License Agreement. The final right of decision on any delay or deviation in the scale-up process under the Scale-Up Plan lies with RESprotect, except that any decision which leads to an increase of more than [****] of SciClone’s annual payment obligation pursuant to this Section 2.1b., or any delay of more than [****], which would significantly diminish the value of the opportunity to SciClone as demonstrated by SciClone, shall require SciClone’s prior written consent.

c. Scale-Up Costs. The payments to be made by SciClone to RESprotect for the scale-up shall be made on quarterly, pro rata and upfront basis as follows: SciClone shall make an upfront payment for the costs envisaged under the scale-up for the subsequent calendar quarter within 15 days after the commencement of the respective calendar quarter. At the end of each calendar year the payment shall be compared with the actual costs incurred by RESprotect during that year. Any underpayments of SciClone shall be settled by SciClone within 30 days after receipt of notice from RESprotect of such underpayment. Any excess payments of SciClone shall be used to settle SciClone upfront payment obligation for the following quarter(s) or, if there is no further quarter to come, be re-paid to SciClone.

d. Scale-up Period Production and Supply. RESprotect shall deliver to SciClone and any Sublicensee [****] of the Licensed Product derived by RESprotect under the Scale-up process (“Clinical Scale-up Batches”) [****]. The details of the supplies of the Clinical Scale-Up Batches shall be in accordance with the provisions under Article 6 below.

e. Pre- and Post Scale-up Period Production. Before the [****] of each Clinical Scale-up Batch, which is allocated to SciClone, is fully utilized, RESprotect agrees to supply SciClone or any Sublicensee of SciClone (“Sublicensee”) with additional quantities of Licensed Product and after the shares of the Clinical Scale-up Batches are allocated, RESprotect agrees to supply SciClone or any Sublicensee with quantities of Licensed Product in accordance with orders received from SciClone or its Sublicensee. All such additional quantities of Licensed Product shall be shipped to SciClone or its Sublicensee, as appropriate, in accordance with its written instructions at the expense of SciClone. The details of the supplies shall be in accordance with the provisions under Article 6 below.

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ARTICLE III

SECOND PRODUCTION SOURCE

Section 3.1 Second Production Source. RESprotect and SciClone are interested in saving costs with regard to the manufacture of the Licensed Product. However, RESprotect represents and SciClone acknowledges: (i) that the current manufacture and supply of Licensed Product is subject to Know-how of Third Parties and licensed to RESprotect and that RESprotect is contractually bound to these Third Parties; (ii) that the manufacture process of Licensed Product is covered by RESprotect Know-how and (iii) that only sources located within [****] are suitable as potential additional/alternative sources of supply of Licensed Product which sources must agree to supply exclusively (to the extent permitted by law) to RESprotect, SciClone and Sublicensees and (iv) that such supplier must comply with the quality and quantity standards required by RESprotect, SciClone and Sublicensees and be cGMP compliant. If SciClone identifies a source of supply for Licensed Product complying to the aforementioned conditions above it will provide RESprotect with written notice showing the conditions to be met, the costs of such source, the manufacture and quality standards of such source and authorizations and approvals it possesses, e.g. drug manufacture authorization. RESprotect undertakes to review such submission in good faith within 30 days after receipt of the submission, taking into consideration inter alia its obligations vis-a-vis its existing suppliers, and to provide SciClone with a written opinion detailing whether such alternative source of supply is acceptable to it in view of the above-mentioned preconditions. In any event, no contractual agreement shall be concluded with the potential alternative/additional source or any other obligation entered into with this source which is binding upon RESprotect without the written consent of RESprotect, which shall not unreasonably withheld.

Section 3.2 Cheaper Second Production Source. Notwithstanding the foregoing, in the event that a source of supply of Licensed Product identified by SciClone can supply the Licensed Product at a price documented by a written and bona fide offer that is at least [****], RESprotect shall have thirty (30) days to match the lower price or shall be deemed to have consented to SciClone’s use of that alternate production source, provided that SciClone, within thirty (30) days after such consent has been deemed to be given, enters into a legally binding agreement with such source at identical terms and conditions as reflected in the written and bona fide offer of such source. RESprotect agrees to assist SciClone in obtaining any necessary permissions to obtain Licensed Product directly from the lower priced production source, provided that to this end RESprotect is not obligated to make any payments to amend the contracts with its suppliers or to breach any of the agreements with its suppliers. Notwithstanding the foregoing, RESprotect and SciClone agree to cooperate in good faith to obtain the most cost effective source of Licensed Product. To this end, RESprotect agrees to make commercially reasonable efforts to obtain the Licensed Product in the most cost effective manner.

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Section 3.3 Second Production Source upon Failure to Meet Scale-up Plan.

a. If RESprotect fails to substantially adhere to its obligations under the Scale-up process for Clinical Trial material as provided for in Article II, then SciClone shall give written notice thereof to RESprotect stating in reasonable detail the particular failure(s). RESprotect shall have a period of thirty (30) days from the receipt of such notice to meet with SciClone to discuss the activities that are being pursued to address the failure of diligence and to initiate a program to address the failure of diligence. Following such 30-day period RESprotect shall have a period of ninety (90) days to cure the lack of diligence or, at its discretion, to find a second production source that is reasonably acceptable to SciClone and RESprotect and that complies with the requirements set forth in Section 3.1.

b. If RESprotect does not cure the failure within the aforementioned 90-day period and does not present a second production source to SciClone reasonably acceptable to SciClone and complying with the conditions of Section 3.1(iii), SciClone shall have the right to request from RESprotect to enter into an agreement with a second production source for the Licensed Product, which is identified by SciClone and satisfies the conditions of Section 3.1(iii). RESprotect agrees and acknowledges that a sublicense of the RESprotect manufacturing IP and know-how and those of its suppliers to SciClone is essential for transferring the production of the Licensed Product to the second source and RESprotect agrees to assist SciClone in obtaining any necessary permissions, licenses or sublicenses required for SciClone to obtain the Licensed Product from a second production source alone or together with RESprotect, provided that to this end RESprotect is not obligated to make any payments or to breach any of the agreements with its suppliers. RESprotect shall only be allowed to reject the second source presented by SciClone on the following grounds: (i) it is not ensured that the second production source complies with the quality standards requested by the FDA and necessary to fulfill the product specifications for the Licensed Product established by RESprotect or does not possess the necessary manufacture authorizations, (ii) exclusivity of supply (to the extent legally permissible) to RESprotect, its other licensees, SciClone and its Sublicensees is not ensured; (iii) the second source is not located in the [****] (iv) the second source does not, at the reasonable determination of RESprotect, possess sufficient reputation in the market or technical capabilities, (v) it is not ensured that also RESprotect has access to the second source and the second source will supply RESprotect and its other licensees (if RESprotect so requests), provided that in case of shortages of supply where a supply to both RESprotect and SciClone is not possible, the available supply shall be allocated between the parties at a ratio reflecting the actual or projected sales of Licensed Finished Product by each party, further provided that in case the second source at the beginning of the scale up phase, for a maximum period of [****], is not able to produce sufficient supply of Licensed Product to satisfy both RESprotect and SciClone needs, SciClone will have the prior right to satisfy its demand and thereupon RESprotect shall be supplied with the remaining (if any) stock, or (vi) entering into an agreement with the second production source would violate any obligations of RESprotect vis-a-vis its current production source, especially in relation to the intellectual property rights of this production source.

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c. In case the second production source fails to satisfy the need for supply of Licensed Product for both RESprotect and SciClone for a period exceeding the aforementioned [****] period then RESprotect shall be free to independently identify an alternative production source to satisfy its need for supply of Licensed Product at its cost and SciClone shall resume all responsibility for the supply agreement with the second production source.

d. The costs of the second production source under this section 3.3 (i.e. the costs of setting up the manufacture process and the costs of manufacture) shall either (i) be solely borne by SciClone and shall be credited against the requirement for Milestone Payments pursuant to Section 3.1 and Royalties pursuant to Section 3.3 of the 2007 License Agreement, provided that the Milestone Payments or Royalties are due at the time the costs are incurred and shall be credited or (ii) be borne by SciClone and RESprotect in proportion to the amount of Licensed Product actually supplied by the second production source to SciClone and RESprotect. For the avoidance of doubt, if the second source within the first [****] of the scale up phase does not supply to RESprotect any amount of Licensed Product the cost of the second source shall be borne by SciClone as outlined in (i) above.

Section 3.4 Confidentiality; Cooperation by RESprotect. Any alternate production source permitted under Sections 3.2 and 3.3 shall enter into an appropriate confidentiality agreement covering RESprotect proprietary manufacturing intellectual property and know-how and proprietary manufacturing intellectual property and know-how of other parties to which RESprotect is contractually bound to the extent RESprotect is under its agreements with its Third Party contractors allowed to such disclosure. RESprotect agrees to facilitate and otherwise reasonably cooperate in the technology transfer process to the extent these activities do not constitute a breach by RESprotect under its agreements with Third Party contractors of RESprotect and RESprotect shall have the right, at its sole expense and at reasonable times and with reasonable frequency, to inspect the manufacture of Licensed Product at such alternate production source. [****]

ARTICLE IV

SPECIFICATION OF LICENSED PRODUCT

Section 4.1 The specifications of Licensed Product shall be based on the product specification described in the IND [****] for the Licensed Product as attached hereto as Appendix 2 (“Product Specification”).

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Section 4.2 If SciClone requests subsequent to the production of Licensed Product for the Phase II Clinical Trials that RESprotect make modifications relating to Licensed Product Specification, including but not limited to a modified dosage form of Licensed Products, RESprotect agrees to use reasonable efforts to implement such modifications, if possible. The costs, terms and conditions of such additional work shall be borne by SciClone.

ARTICLE V

PURCHASE PRICE OF LICENSED PRODUCT, TERMS OF PAYMENT AND

AUDITING

Section 5.1 Purchase Price of Licensed Product for Clinical Trials. The purchase price for the Licensed Product for Clinical Trials ordered by SciClone in addition to [****] of the Clinical Scale-Up Batches derived by RESprotect under the scale-up process pursuant to Section 2.1d., shall be [****]. The expected costs are set forth in Appendix 1 attached hereto and are subject to adjustment. The final costs of manufacture shall be determined after receipt of the final invoices of RESprotect’s suppliers and toll manufacturers.

Section 5.2 Purchase Price of Licensed Product for Commercial Purposes. The purchase price of the Licensed Product for commercial purposes shall be agreed upon between the parties but shall in any event not be less than [****].

Section 5.3 Currency Conversion. Late Payment. Payment terms are net thirty (30) days from receipt of Licensed Product and invoice by SciClone. All payments must be made in US$. Currency conversion shall be made at the exchange rate as published in THE WALL STREET JOURNAL on the day prior to the payment. Any late payment by SciClone shall bear interest at 2 percentage points over the 1 year LIBOR rate applicable at the time the payment is made.

Section 5.4 Documentation. Each invoice shall include a documentation of the costs of production or the purchase price to be paid by RESprotect to its suppliers, the [****] and the transportation costs, taxes and insurance.

Section 5.5 Auditing. Upon written request and advance notice of not less than thirty (30) days, RESprotect shall permit an internal auditor or independent public accountant selected by SciClone and acceptable to RESprotect, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such records of RESprotect as may be reasonably necessary to verify the accuracy of the invoiced purchase price for the Licensed Products, in respect of any calendar year ending not more than thirty-six (36) months prior to the date of such request. These records shall, in particular include the bills

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of the toll manufacturer. All such verifications shall be conducted at SciClone’s expense and not more than once in each calendar year. In the event such SciClone’s representative concludes, providing sufficient evidence, that the invoiced amount for Licensed Products exceeds the purchase price as set forth in Section 5.1, RESprotect shall pay the difference to SciClone within thirty (30) days of the date SciClone delivers to RESprotect such representative’s written report so concluding. The fees charged by such representative shall be paid by SciClone unless the audit discloses that the excess costs of Licensed Product to be refunded by RESprotect for the audited period are more than 5% of the purchase price pursuant to Section 5.1, in which case RESprotect shall pay the reasonable fees and expenses charged by such representative. SciClone agrees that all information subject to review under this Section will be confidential and that SciClone will cause its representatives to retain all such information in confidence.

Section 5.6 Title. Title to Licensed Product delivered shall be retained by RESprotect until the purchase price has been paid by SciClone.

ARTICLE VI

ORDERS AND SUPPLY

Section 6.1 For planning purposes of RESprotect, SciClone shall as soon as commercially practicable from the effective date of this Agreement, provide RESprotect with an inspection plan for the Clinical Trials. SciClone shall place with RESprotect the orders for the quantity of Licensed Products required for the Clinical Trials. Each order shall become binding as soon as RESprotect has confirmed the order in written form. Any confirmation, rejection or modified order proposal shall be provided to SciClone within fifteen (15) days of receipt of the order by RESprotect. RESprotect agrees to commence the manufacture of a confirmed order immediately upon confirmation of the order.

Section 6.2 The delivery period for the Licensed Product for Clinical Trials shall not exceed [****] as from the beginning of the manufacture of the Licensed Product.

ARTICLE VII

MANUFACTURE STANDARDS

Each manufacture of Licensed Product shall be made in accordance with sound scientific methods and, applicable FDA guidelines and all Licensed Product supplied to SciClone or any Sublicensee by RESprotect will be manufactured in accordance with cGMP (Good Manufacturing Practices), will be compliant with ICH guidelines and will be supported by appropriate documentation to enable a regulatory filing with the FDA and will meet the Product Specification for Licensed Product set forth in Article 4.

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ARTICLE VIII

SHIPMENT AND DELIVERY

Section 8.1 Shipment terms are EXW (ex works) as such term is defined in INCOTERMS 2000 RESprotect’s facilities in Dresden or such other location that RESprotect designates.

Section 8.2 In the event of any conflicting terms or conditions between any purchase order form, acknowledgement or invoice form of the parties, the terms and conditions of RESprotect shall prevail.

ARTICLE IX

INCOMING CONTROL; DEFECTS

Section 9.1 Upon receipt of the Licensed Product SciClone shall review Certificates of Analysis, batch records and other relevant documentation pertaining to the Licensed Product, to ensure that the Licensed Product meets the Licensed Product Specifications as set forth in Article 4 above and to ensure conformity of quality and quantity of Licensed Product with the order. In the event that upon such inspection SciClone identifies a damage or defect of Licensed Product, notification of such damage or defect shall be made to RESprotect in writing immediately, but in any event no later than fifteen (15) days after receipt of Licensed Product by SciClone. If no such timely notification is made to RESprotect, Licensed Product shall be deemed to be accepted by SciClone and no claims can be made against RESprotect based on nonconformity of quality or quantity.

Section 9.2 SciClone shall keep records for each inspection it carried out in accordance with Section 9.1 and shall provide RESprotect with a copy of each record immediately after the respective inspection was carried out. SciClone shall retain the inspection records for the period of five years after the date of the respective inspection. RESprotect is responsible for the quality control (QC) and quality assurance (QA) activities with respect to Licensed Product, not SciClone. RESprotect shall be responsible for ensuring that Licensed Product for Clinical Trials and commercial purposes is produced in compliance with cGMP manufacture standards and that quality control (QC) and quality assurance (QA) is carried out by RESprotect’s suppliers in accordance with ICH standards to meet FDA regulatory filing requirements.

Section 9.3 In the case that upon incoming inspection, SciClone detects a defect and timely notifies RESprotect as set forth in Section 9.1, RESprotect shall replace the defective Licensed Product free of charge to SciClone. SciClone shall return to RESprotect at the costs of RESprotect or at the request of RESprotect destroy the defective goods according to the applicable FDA regulations and supply RESprotect with the corresponding certificate. RESprotect shall cover the costs of the destruction. Except for the aforementioned claims SciClone shall have no further claims against RESprotect for defective Licensed Product.

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ARTICLE X

WARRANTIES

RESprotect makes no warranties, express or implied, with respect to Licensed Product. Any warranties, express or implied, including without limitation, the implied warranties of merchantability and fitness for a particular purpose are hereby disclaimed by RESprotect.

ARTICLE XI

LIABILITY, INDEMNIFICATION

Section 11.1 SciClone shall indemnify, defend and hold RESprotect, its directors, employees, agents and representatives harmless from and against all claims, causes of action, settlement costs (including but not limited to reasonable attorney’s fees and expenses), losses or liabilities of any kind which arise from or are attributable to (i) any negligent or willful breach on the part of SciClone, its employees, agents, representatives, Sublicensees or distributors of SciClone’s obligations under this Agreement; or (ii) the testing, use, handling, storage, purchase, sale or shipment of Licensed Product by SciClone, its employees, agents, representatives, Sublicensees or distributors; and (iii) which are not otherwise attributable to a defect in Licensed Product for which RESprotect is liable pursuant to Article 9.3, nor are otherwise attributable to any grossly negligent or willful misconduct on the part of RESprotect, its directors, employees, agents or representatives subject to the limitations set forth in Article 10.

Section 11.2 The obligations set forth in Section 11.1 shall apply during the term of this Agreement and for a period of five (5) years after the date of termination of this Agreement.

ARTICLE XII

LIMITATION ON LIABILITY

Section 12.1 Subject to Section 11.1, each party shall be liable for damages resulting from the gross negligence or willful misconduct of that party.

Section 12.2 Notwithstanding Section 11.1, liability of each party under this Article 12 shall be limited to such damages as were foreseeable for the liable party at the time of entering into this Agreement in terms of type and scope and the liability shall not include any indirect or consequential losses, lost revenues or lost profits.

Section 12.3 Sections 12.1 and 12.2 shall also apply to any liability of the employees, agents and representatives of either party to the other party.

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ARTICLE XIII

TERM AND TERMINATION

Section 13.1 This Agreement shall enter into force upon signing and shall terminate at the earlier of (i) the termination of the 2007 License Agreement unless the parties agree otherwise, (ii) the final termination by SciClone of all development, clinical and commercialization activities with respect to the Licensed Product or the Licensed Finished Product, or (iii) termination pursuant to the provisions of Section 13.2 or 13.3 below. Notwithstanding the foregoing, any provisions of this Agreement relating to the supply of Licensed Product for Clinical Trials shall terminate at the end of all Clinical Trials and/or studies for which the Licensed Product is used in order to develop and obtain regulatory approval for the Licensed Product.

Section 13.2 Either party may terminate this Agreement

a. by giving the other party sixty (60) days prior written notice upon the material breach of any provision of this Agreement by the other party if the breach is not remedied prior to the expiration of such sixty (60) day notice period, subject to Section 13.3 below;

b. upon the bankruptcy or insolvency of the other party.

Section 13.3 The provisions of Section 13.1 and 13.2(b) above notwithstanding, if RESprotect fails to comply with its obligations of Scale-up pursuant to Section 2, then SciClone shall have the right to give RESprotect written notice thereof stating in reasonable detail the particular failure(s). RESprotect shall have a period of thirty (30) days from the receipt of such notice to meet with SciClone to discuss the activities that are being pursued to address the failure of diligence and initiate a program to address the failure of diligence. The period for RESprotect to cure the lack of diligence or present a second production source to SciClone which complies with the requirements set forth in Section 3.1(iii) shall not be longer than one hundred twenty (120) days from RESprotect’s receipt of such notices. If, within this time RESprotect has not cured the failure or presented a second production source to SciClone which is reasonably acceptable to SciClone and complies with the requirements of Section 3.1(iii) above, and SciClone within one hundred twenty (120) days after this time, does not present a second source which is acceptable to RESprotect in accordance with Section 3.3(b), SciClone shall have the right to terminate this Agreement.

Section 13.4 The termination of this Agreement leaves unaffected the obligation of SciClone to pay for orders for Licensed Product placed prior to such termination. SciClone shall be entitled to sell off any stock of Licensed Product in possession of SciClone at the time of termination of this Agreement for a further period of 6 (six) months from the effective date of the termination of this Agreement, except in the event of a termination by RESprotect for material breach of SciClone pursuant to Section 13.2a.

Section 13.5 Notwithstanding any provisions in the 2007 License Agreement should RESprotect decide, at its sole, discretion, after termination of this Agreement to continue with any clinical development discontinued by SciClone pursuant to Section 13.1, it

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shall be entitled to request from SciClone re-transfer of the Licensed Products (including release documentation) supplied to SciClone [****].

ARTICLE XIV

FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or be in breach of this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, act of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of non-performance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

ARTICLE XV

NONDISCLOSURE OBLIGATIONS

Section 15.1 Except as otherwise provided in this Article XV, during the term of this Agreement and for a period of five (5) years thereafter, both parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement or the 2007 License Agreement (i) information and data received from the other party resulting from or related to the development of the Licensed Product, including any RESprotect Know-How and (ii) all other information and data supplied by the other party under this Agreement. For purposes of this Article XV, information and data described in clause (i) or (ii) shall be referred to as “Information”.

Section 15.2 Limitations. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a party may disclose to its Affiliates, licensees, sublicensees, consultants, outside contractors and clinical investigators, Information it is otherwise obligated under this Article XV not to disclose, on an need-to-know basis in accordance with the purposes of this Agreement on conditions that such entities or

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persons signed prior to the disclosure of the Information to them a written confidentiality agreement under which it undertakes to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and a party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to conduct Clinical Trials of, and to commercially market the Licensed Product. The obligation not to disclose Information shall not apply to any part of such Information that: (i) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such Information or its Affiliates or sublicensees; (ii) can be shown by written documents to have been disclosed to the receiving party or its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party in violation of a confidentiality obligation vis-a-vis the disclosing party; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other party under this Agreement pursuant to a confidentiality agreement; (iv) can be shown by written documents to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement; or (v) is disclosed by the receiving party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law, provided that the receiving party notifies the other party immediately upon receipt thereof and grants the disclosing party the possibility to seek legal protection against such disclosure and limits the scope of disclosure to that portion of the Information that is legally required to be disclosed.

ARTICLE XVI

MISCELLANEOUS

Section 16.1 No alteration, amendment or modification to this Agreement shall be of any force and effect unless made in writing and signed by the parties.

Section 16.2 No waiver of either party of strict compliance with any term(s) and condition(s) of this Agreement shall constitute a waiver of any subsequent failure of the other party to strictly comply with each and every term and condition hereof.

Section 16.3 Should one or several provisions of this Agreement be or become invalid or unenforceable, then the parties hereto shall substitute such provisions by valid ones, which in their economic effect come so close to the invalid or unenforceable provisions that it can be reasonably assumed that the parties would have contracted this Agreement also with those new provisions. The same provision applies mutatis mutandis if a gap is found which requires regulation. In case such new provisions cannot be found, the invalidity or unenforceability of one or several provisions of this Agreement shall not affect the validity of the Agreement as a whole, unless the invalid or unenforceable provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the parties would not have contracted this Agreement without them.

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Section 16.4 Assignment. This Agreement may not be assigned or otherwise transferred by either party to a Third Party without the prior written consent of the other party; PROVIDED, HOWEVER, that either party may, without such consent, assign its rights and obligations under this Agreement (i) in connection with a corporate reorganization, to any Affiliate, all or substantially all of the equity interest of which is owned and controlled by such party or its direct or indirect parent corporation, or (ii) in connection with a merger, consolidation or sale of substantially all of such party’s assets to an unrelated Third Party or a sale to an unrelated Third Party of all or a substantial portion of its business of which the transaction contemplated hereby is a part, unless in case of a merger, consolidation or sale made by either party where the Third Party is a competitor of the other party, in which case the merger, consolidation or sale shall require the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. A “competitor” is defined as an organization which is developing a product for use to overcome chemotherapy resistance when used in combination with a chemotherapeutic agent. Competitors would not include organizations which develop products that could be used in triple combination therapy regimens that include a chemotherapeutic agent plus BVDU but which are not used to overcome chemotherapy resistance. The assigning party’s rights and obligations under this Agreement shall be assumed in writing by its successor in interest in any such transaction, and the assigning party shall inform the other party of the assignment without undue delay after the assignment. Any purported assignment in violation of the preceding sentence shall be void unless later approved in writing by the other party. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

Section 16.5 Notice. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given when mailed postpaid first class registered, certified mail or recognized overnight courier and addressed to the party for whom it is intended at its record address, and such notice shall be effective as of the date it is deposited in the mail. The record address of each party for this purpose is its address set forth below:

If to SciClone:	SciClone Pharmaceuticals, Inc. Attn: Richard Waldron 901 Mariners Island Blvd., San Mateo, California 94404, USA Fax: 650-358-3469

With a copy to:	DLA Piper US LLP Attn: Howard Clowes, 153 Townsend Street, Suite 800 San Francisco, California 94107, USA

If to RESprotect:	RESprotect GmbH Attn.: Managing Director Fiedlerstr. 34 D-01307 Dresden, GERMANY Fax: +49 (351) 4503210

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with a copy to:	Mayer Brown Rowe and Maw LLP Attn. Dr. Rüdiger Herrmann Bockenheimer Landstraße 98-100 60323 Frankfurt am Main Germany

Each party may, at any time, substitute for its previous record address any other address by giving prior written notice of the substitution.

Section 16.6 Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of Germany, without regard to its choice of law provisions thereof.

Section 16.7 Waiver. The failure of either party to insist upon the strict performance of any provisions hereof or to exercise any right or remedy shall not be deemed a waiver of any right or remedy with respect to any existing or subsequent breach or default; the election by either party of any particular right or remedy shall not be deemed to exclude any other; and all rights and remedies shall be cumulative.

Section 16.8 Dispute Resolution

a. Good Faith Attempt to Resolve. The parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations.

b. Arbitration. If the parties are unable to resolve the matter through negotiations, the parties shall submit the dispute to arbitration. The arbitration shall be held in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Arbitration Rules”), as the Arbitration Rules then exist by three arbitrators appointed in accordance with the Arbitration Rules. The arbitration shall take place in San Francisco, California if initiated by SciClone or Frankfurt, Germany if initiated by RESprotect. Any decision or award resulting from the arbitration provided for herein shall be final and binding on the parties hereto. Judgment upon the arbitrator’s award may be entered in any court of competent jurisdiction. Under no circumstances shall either party be obliged to use arbitration to reconcile RESprotect patent issues. The arbitrator shall have right to award costs, including reasonable attorneys’ fees, to the prevailing party in any arbitration.

c. Right to Seek Injunctive Relief. Notwithstanding the foregoing provisions of this Section 16.8, either party has the right to bring suit in a court of competent jurisdiction against the other party for (i) any breach of such other party’s duties of confidentiality pursuant to Article 15 of this Agreement.

Section 16.9 Entire Agreement. This Agreement, the 2007 License Agreement and the schedules, exhibits and appendixes attached hereto and thereto contains the entire understanding of the parties with respect to the subject matter hereof and thereof. All express or implied agreements and understandings, either oral or written, heretofore made are superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all parties hereto. The 2004 Supply Agreement is hereby superseded and replaced in its entirety by this Agreement as of the Effective Date.

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Section 16.10 Independent Contractors. It is expressly agreed that RESprotect and SciClone shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither RESprotect nor SciClone shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

Section 16.11 Exports. The parties acknowledge that the export of technical data, materials, or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls, which are beyond the reasonable control of either party. SciClone and RESprotect agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. SciClone and RESprotect agree to obtain similar covenants from their licensees, sublicensees and contractors with respect to the subject matter of this Section 16.11.

Section 16.12 Conflicting Provisions. In the event that any provisions of this Agreement conflict with any provisions under the 2007 License Agreement, the provisions of the 2007 License Agreement shall prevail.

Section 16.13 Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the 2007 License Agreement.

Section 16.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dresden, 4/25/2007	San Mateo, CA, April 25, 2007

/s/ Rudolf Fahrig	/s/ Friedhelm Blobel
RESprotect GmbH	SciClone Pharmaceuticals, Inc.

Name: Rudolf Fahrig	Name: Friedhelm Blobel

Position: CEO	Position: CEO and President

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Appendix 1

Scale-up Costs

[****]

****	Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

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Appendix 2

Product Specification for the Licensed Product

As specified in IND [****].

****	Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

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